Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Dan Swenson Senior Director, Investor Relations & Corporate Communications
847-405-2515 — dswenson@cfindustries.com

CF Industries Holdings, Inc. Reports First Quarter Earnings

Execution Excellence Delivers Strong Results

DEERFIELD, IL—May 7, 2014—CF Industries Holdings, Inc. (NYSE: CF):

First Quarter Highlights

Operations:

•            Strong ammonia shipments helped deliver robust financial results despite gas cost headwinds.

•            Reported EBITDA1  of $1.3 billion, or Adjusted EBITDA2 of $512.6 million excluding gain on phosphate sale.

•            Generated net earnings attributable to common stockholders of $708.5 million or $12.90 per diluted share, or Adjusted Net Earnings2 of $247.5 million or $4.51 per diluted share excluding gain on sale of phosphates.

Strategic:

•            Continued progress on capacity expansion projects, which remain on-time and on-budget.

•            Repurchased 3.2 million shares for $794.0 million, resulting in increased nitrogen capacity (and cash generation) per share.

•            Issued $1.5 billion of investment grade debt with 25 year average maturities.

1  Earnings Before Interest, Taxes, Depreciation and Amortization

2  See Reconciliation of EBITDA, Adjusted EBITDA, Adjusted Net Earnings and Adjusted Diluted Earnings Per Share in the tables accompanying this release.

•            Closed sale of phosphate business for $1.4 billion or $1.1 billion cash proceeds after tax.

Focus for 2014

•            Maintain focus on operational excellence.

•            Execute capacity expansion projects which will increase nitrogen capacity 25 percent by 2016.

•            Return excess cash to shareholders via repurchases and dividends.

Overview

CF Industries Holdings, Inc. today reported first quarter 2014 EBITDA of $1.3 billion and net earnings attributable to common stockholders of $708.5 million, or $12.90 per diluted share, compared to EBITDA of $651.4 million and net earnings attributable to common stockholders of $406.5 million, or $6.47 per diluted share, in the first quarter of 2013.  First quarter adjusted EBITDA was $512.6 million excluding the $747.1 million pre-tax gain on sale of the phosphate business, and adjusted net earnings were $247.5 million, or $4.51 per diluted share excluding the $461.0 million after-tax gain.  Nitrogen segment net sales in the first quarter of 2014 were $987.5 million, down 10 percent from $1.1 billion in the same period last year; total company net sales are not comparable given the sale of the phosphate business.

During the first quarter, ammonia inventory overhang from low fall applications, poor weather conditions in some key growing regions, customer reluctance to take inventory positions, and elevated natural gas prices combined to create a difficult operating environment.  CF Industries was able to overcome these challenges to generate strong cash flow during the quarter.  CF Industries used over 80 in-market storage and distribution locations, 5,000+ rail cars, ammonia pipeline access and 100,000+ tons of barge capacity to have product, especially ammonia, available to customers in regions where weather was conducive to applications.  The company also benefited from its risk management and hedging programs that limited exposure to short-term, weather related volatility in the natural gas market.

“Coming into the year we were concerned with the high ammonia inventory position across the system, however our team executed well and increased ammonia shipments by 73 percent over the same period last year.  That, combined with an effective natural gas hedging program, enabled us to generate strong results,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc.

For 2014, the ammonia season had a very strong start in the lower U.S. Midwest and Southern Plains regions, and is expected to continue with brisk movement in the upper Midwest, Northern Plains and Western Canada regions as spring progresses.  Ammonia prices are expected to remain firm given strong demand and now tight supply. Both conditions are expected to continue through the spring application period.

Urea prices in North America, as represented at the Gulf of Mexico, have been at a $25 average premium to Middle East delivered prices during the first four months of 2014.  However, buyer reluctance to make purchases due to lower forward prices and inland logistical challenges have combined to discourage importers from loading vessels for spring season delivery to North America.  Tight North American urea inventory is expected to support spot prices through the spring.  CF Industries anticipates that, following the spring application season, North American prices will continue to decline toward parity with international prices.  Low Chinese coal prices and opening of China’s low-tariff export season on July 1st could further pressure world urea prices as China’s 2014 exports are likely to be near or above the record high level of 8 million tons set last year.

UAN volume movement is expected to be strong during the remainder of the first half of the year.  UAN imports have been lower than in prior years, partially due to retailer and wholesaler reluctance to take inventory positions earlier in the season.  Additionally, the company anticipates that with tight ammonia and urea inventory there will be strong demand for UAN so that farmers can apply the recommended amounts of nitrogen needed by their crops.  These factors are expected to result in significant spot UAN sales opportunities.  CF Industries has been moving product into position in key UAN markets in anticipation of increased spot demand.

“The first quarter saw outstanding ammonia movements.  As we move into the second quarter, we are extremely well positioned to provide upgraded products to the farmers as they move from ammonia application to urea and UAN” stated Mr. Will.  “Our team is doing an excellent job executing our business plan.”

During the first quarter the company made significant progress on its strategic initiatives.  Progress continued with its two major capacity expansion projects that, when complete, will increase the company’s nitrogen production by 25 percent.  Both projects remain on-time and on-budget.

CF Industries repurchased 3.2 million shares during the quarter at an average price of approximately $248 per share, as well as an additional 0.7 million shares subsequent to the quarter end through April 30th.  Total shares outstanding have been reduced 27 percent from the beginning of 2011.  Approximately $586 million remains on the existing share repurchase authorization which the company expects to complete by the end of 2014.

CF Industries issued $1.5 billion of investment grade debt with maturities of 20 and 30 years and a combined average coupon rate of less than 5.3 percent.  And the company closed the sale of the phosphate business to the Mosaic Company for $1.4 billion, or approximately $1.1 billion after tax, and began ammonia shipments under the associated supply agreement.

“We are focused on driving total shareholder return through increasing our nitrogen capacity, and therefore cash generation capacity, on a per share basis, while utilizing long-term, low-cost capital to finance the company,” stated Mr. Will.  “We are investing in high return projects, repurchasing shares at attractive prices and accessing investment grade debt to lower our overall cost of financing.”

For 2014, the company expects total capital expenditures of approximately $2.5 billion.  This consists of $2.0 billion for the capacity expansion projects and $0.5 billion of sustaining and other capital expenditures.  The pace of construction activity and spending is expected to increase during the remainder of the year as major components are delivered and mechanical system construction begins.

Attractive North American natural gas costs, in comparison to natural gas and coal costs in other regions of the world, continue to support CF Industries’ long-term cash generation prospects.  Natural gas prices spiked during the quarter in association with the coldest winter in 30 years and all-time record natural gas inventory withdrawal.  Despite these issues and temporary spikes in basis differentials, CF Industries’ effective gas cost for the quarter averaged $4.34 per MMBtu.  The company continues to believe North American natural gas prices will be in a long-term range of $3 to $5 per MMBtu.  This belief is supported by a record domestic production of nearly 68 BCF/day achieved at the end of the first quarter, and NYMEX natural gas futures prices not reaching $5 per MMBtu until 2020 despite recent record low gas storage levels and related price volatility.  CF Industries’ gas hedging program is focused on limiting risks to the company’s earnings profile from short-term gas cost fluctuations.  The company has 90 percent of its second quarter Henry Hub exposure hedged, with 50 percent hedged via swaps priced at $3.55 per MMBtu and 40 percent hedged via call options.

The long-term outlook for CF Industries is positive as a number of factors support the company’s growth and cash generation potential.  Global population growth, higher protein diets and use of crops as a source of renewable fuels all are driving demand for more grain.  The limited ability to bring into production additional arable land globally requires increased yields.  The need for increased yields drives demand for nitrogen fertilizer, the nutrient that must be applied every year to promote plant growth.  With a focus on nitrogen production, and the advantage gained from access to low-cost North American natural gas, CF Industries is well positioned to generate sustainable strong cash flow.

First Quarter Consolidated Results

	Three months ended March 31,
(in millions, except per share amounts)	2014	2013	Change	% Change
Total net sales	$1,132.6	$1,336.5	$(203.9)	(15)%

EBITDA	1,259.7	651.4	608.3	93
Adjusted EBITDA	512.6	651.4	(138.8)	(21)

Net earnings attributable to common stockholders	708.5	406.5	302.0	74
Adjusted net earnings	247.5	406.5	(159.0)	(39)

Diluted earnings per share	12.90	6.47	6.43	99
Adjusted diluted earnings per share	4.51	6.47	(1.96)	(30)

Comparison of 2014 to 2013 periods:

•                  For a description of revenue and earnings performance, please refer to the business segment results below.

•                  First quarter 2014 results included $22.6 million of non-cash pre-tax mark-to-market losses on natural gas derivatives, $0.9 million of pre-tax gains on foreign currency derivatives and a $747.1 million pre-tax gain on the sale of the phosphate business.  These items increased/(decreased) after-tax earnings per diluted share by ($0.26), $0.01 and $8.39, respectively.

•                  First quarter 2013 results included $22.5 million of non-cash pre-tax mark-to-market gains on natural gas derivatives, $11.8 million of pre-tax losses on foreign currency derivatives and a $20.6 million after-tax net benefit from the recognition of a portion of the net operating loss (NOL) carry-forwards from periods prior to the company’s initial public offering (IPO) allowed under a settlement agreement with the IRS. These items increased/(decreased) after-tax earnings per diluted share by $0.23, ($0.12) and $0.33, respectively.

•                  Share repurchases during the first quarter of 2014 increased after-tax earnings per diluted share by $0.26, reflecting a 2 percent decrease in weighted average diluted shares outstanding for the first quarter.

Nitrogen Segment Results

	Three months ended March 31,
(in millions, except as noted)	2014	2013	Change		% Change
Net sales	$987.5	$1,097.6	$(110.1)		(10)%

Gross margin	434.3	647.6	(213.3)		(33)
Gross margin percentage	44.0%	59.0%	(15	) pts

Cost of natural gas (dollars per MMBtu)*	4.34	3.57	0.77		22

* Includes gas purchases and realized gains and losses on gas derivatives.

Comparison of 2014 to 2013 periods:

•                  Net sales decreased due to a decline in overall average selling prices compared to the prior year period, partially offset by an increase in tons of product sold.

•                  Gross margin decreased due to lower selling prices and an increase in production costs.  Cost of sales included a mark-to-market unrealized loss on hedges of $22.6 million in the first quarter of 2014 compared to a gain of $22.5 million in the prior year period.

•                  The company’s ammonia plants in aggregate operated at approximately 98 percent of rated capacity during the first quarter of 2014.

	Three months ended March 31,
Sales volume (tons in thousands)	2014	2013	Change	% Change
Ammonia	577	334	243	73%
Urea	578	643	(65)	(10)
UAN	1,451	1,636	(185)	(11)
AN	218	208	10	5

Comparison of 2014 to 2013 periods:

•                  Ammonia volume increased due to strong demand that carried over from the fall application season, an earlier start to the spring application season in the lower U.S. Midwest as compared to last year, and higher industrial volumes from new and existing customers.

•                  Granular urea sales volume declined due to lower production volumes.

•                  UAN sales volume decreased due to buyer deferrals and the company’s decision to build inventory ahead of an expected strong application season.

	Three months ended March 31,
Average selling price (dollars per ton)	2014	2013	Change	% Change
Ammonia	$472	$600	$(128)	(21)%
Urea	374	410	(36)	(9)
UAN	276	329	(53)	(16)
AN	266	264	2	1

Comparison of 2014 to 2013 periods:

•                  Ammonia average selling price decreased due to higher industry-wide inventory levels in the first quarter of 2014 which resulted from poor weather and reduced application during the fall ammonia season.

•                  Granular urea average price declined due to higher global supply, especially from Chinese producers.

•                  UAN average selling price decreased due to increased domestic supply and buyer reluctance to take inventory risk.

Phosphate Segment

The phosphate segment reflects the reported results of the phosphate business through March 17, 2014, plus the continuing sales of the phosphate inventory in the distribution network after March 17, 2014. It is expected that the remaining phosphate inventory in the distribution network will be sold in the second quarter of 2014, at which time the phosphate segment will cease to have reported results.

	Three months ended March 31,
(in millions, except as noted)	2014	2013	Change		% Change
Net sales	$145.1	$238.9	$(93.8)		(39)%

Gross margin	8.5	27.5	(19.0)		(69)
Gross margin percentage	5.9%	11.5%	(6	) pts

Domestic vs. export (tons in thousands)
Domestic	162	382	(220)		(58)%
Export	266	113	153		135

Average selling price (dollars per ton)
DAP	$335	$477	$(142)		(30)%
MAP	349	511	(162)		(32)

Comparison of 2014 to 2013 periods:

•                  Phosphate segment net sales declined because of lower average selling prices and lower sales volume due to the sale of the phosphate business during the quarter.

•                  Phosphate segment gross margin declined due to lower selling prices, which were partially offset by lower ammonia and sulfur costs.

•                  Depreciation, depletion and amortization expenses were no longer being recognized due to the sale of the phosphate business.

Environmental, Health & Safety Performance

As of March 31, 2014, CF Industries’ 12-month rolling average recordable incidence rate was 1.61.

“Strong safety and environmental practices are fundamental to our ability to run our business,” said Mr. Will.  “We continuously strive for perfection and want our employees to place safety first in everything they do.  I thank them for their attention to the welfare of our colleagues, neighbors and communities.”

Balance Sheet and Cash Flow Items

As of March 31, 2014, CF Industries’ cash and cash equivalents totaled $3.5 billion, while restricted cash for capacity expansion projects was $653.3 million.  The increase in the restricted cash account was primarily the result of $460.6 million of cash proceeds received from the sale of the phosphate business and deposited into a restricted cash arrangement that will be utilized over the next six months in a tax-efficient manner to purchase assets in the capacity expansion program.  The additional investment grade bonds issued during the quarter brought the company’s total long-term debt to $4.6 billion and further reduced the company’s overall cost of capital.

The company repurchased 3.2 million shares during the quarter for $794.0 million at an average share price of approximately $248.  Subsequent to the end of the quarter, the company repurchased 0.7 million shares through April 30th, at an average price of approximately $252, or a total of $170.8 million.  At the beginning of 2011, CF Industries had 71.3 million shares outstanding.  Inclusive of the shares repurchased through April 30th, CF Industries has 52.1 million shares outstanding, a reduction of 27 percent since the beginning of 2011.

Total capital expenditures during the quarter were $392.4 million, of which $278.3 million related to the capacity expansion program.  The program is progressing in-line with schedule and budget expectations as pile driving is nearing completion and equipment has started arriving at both sites.  Construction has begun on the urea warehouses at both locations and the ammonia storage tank at Donaldsonville, Louisiana.

Dividend Payment

On May 1, 2014, CF Industries’ Board of Directors declared the regular quarterly dividend of $1.00 per common share. The dividend will be paid on May 30, 2014, to stockholders of record as of May 16, 2014.

Conference Call

CF Industries will hold a conference call to discuss these first quarter results at 10:00 a.m. ET on Thursday, May 8, 2014.  Investors can access the call and find dial-in information on the Investor Relations section of the company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, through its subsidiaries is a global leader in the manufacturing and distribution of nitrogen products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in the central United States and Canada and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a plant nutrient manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global plant nutrient trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  Management believes that EBITDA, a non-GAAP financial measure, provides additional meaningful information regarding the company’s performance, liquidity and financial strength.  Management believes that adjusted net earnings attributable to common stockholders, adjusted diluted earnings per share and adjusted EBITDA, each a non-GAAP financial measure, provide meaningful information regarding the company’s operating performance because they exclude the impact of the phosphate sale and allow investors to better evaluate ongoing business performance.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP.  In addition, because not all companies use identical calculations, EBITDA and the adjusted items included in this release may not be comparable to similarly titled measures of other companies.  Reconciliations of EBITDA and the adjusted items to GAAP are provided in the tables accompanying this release under “CF Industries Holdings, Inc.—Selected Financial Information—Non-GAAP Disclosure Items.”

Safe Harbor Statement

All statements in this communication, other than those relating to historical facts, are “forward-looking statements.”  These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  These statements include, but are not limited to, statements about future strategic plans; and statements about future financial and operating results.  Important factors that could cause actual results to differ materially from our expectations include, among others: the volatility of natural gas prices in North America; the cyclical nature of our business and the agricultural sector; the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition from other fertilizer producers; conditions in the U.S. agricultural industry; reliance on third party providers of transportation services and equipment; risks associated with cyber security; weather conditions; our ability to complete our production capacity expansion projects on schedule as planned and on budget or at all; risks associated with other expansions of our business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations;  future regulatory restrictions and requirements related to greenhouse gas emissions; the seasonality of the fertilizer business; the impact of changing market conditions on our forward sales programs; risks involving derivatives and the effectiveness of our risk measurement and hedging activities; the significant risks and hazards involved in producing and handling our products against which we may not be fully insured; our reliance on a limited number of key facilities; risks associated with joint ventures; acts of terrorism and regulations to combat terrorism; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; risks associated with international operations; losses on our investments in securities; deterioration of global market and economic conditions; our ability to manage our indebtedness; and loss of key members of management and professional staff.  More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the CF Industries website.  Forward-looking statements are given only as of the date of this release and we disclaim any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RESULTS OF OPERATIONS

	Three months ended
	March 31,
	2014	2013
	(in millions, except per share amounts)
Net sales	$1,132.6	$1,336.5
Cost of sales	689.8	661.4
Gross margin	442.8	675.1
Selling, general and administrative expenses	41.7	44.3
Other operating - net	(5.8)	14.6
Total other operating costs and expenses	35.9	58.9
Gain on sale of phosphate business	747.1	—
Equity in earnings of operating affiliates	15.8	11.6
Operating earnings	1,169.8	627.8
Interest expense	40.0	39.1
Interest income	(0.2)	(2.1)
Other non-operating - net	(0.1)	54.7
Earnings before income taxes and equity in earnings of non-operating affiliates	1,130.1	536.1
Income tax provision	413.2	107.4
Equity in earnings of non-operating affiliates - net of taxes	3.5	0.7
Net earnings	720.4	429.4
Less: Net earnings attributable to noncontrolling interest	11.9	22.9
Net earnings attributable to common stockholders	$708.5	$406.5

Net earnings per share attributable to common stockholders
Basic	$12.94	$6.53
Diluted	$12.90	$6.47

Weighted average common shares outstanding
Basic	54.8	62.3
Diluted	54.9	62.8

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARIZED BALANCE SHEETS

	March 31,	December 31,
	2014	2013
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$3,530.2	$1,710.8
Restricted cash	653.3	154.0
Accounts receivable - net	215.7	230.9
Inventories - net	384.4	274.3
Deferred income taxes	44.6	60.0
Prepaid income taxes	—	33.4
Assets held for sale	—	74.3
Other	82.9	92.4
Total current assets	4,911.1	2,630.1
Property, plant and equipment - net	4,281.9	4,101.7
Investments in and advances to affiliates	933.5	926.0
Goodwill	2,094.6	2,095.8
Noncurrent assets held for sale	—	679.0
Other assets	254.4	245.5

Total assets	$12,475.5	$10,678.1

Liabilities
Accounts payable and accrued expenses	$593.7	$564.1
Income taxes payable	347.1	73.3
Customer advances	477.3	120.6
Liabilities held for sale	—	26.8
Other	17.6	43.5
Total current liabilities	1,435.7	828.3
Long-term debt	4,592.3	3,098.1
Deferred income taxes	821.0	833.2
Noncurrent liabilities held for sale	—	154.5
Other noncurrent liabilities	318.2	325.6
Equity
Stockholders’ equity	4,943.7	5,076.1
Noncontrolling interest	364.6	362.3
Total equity	5,308.3	5,438.4

Total liabilities and equity	$12,475.5	$10,678.1

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

	Three months ended
	March 31,
	2014	2013
	(in millions)
Operating Activities:
Net earnings	$720.4	$429.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	105.3	107.1
Deferred income taxes	17.1	(66.7)
Stock compensation expense	3.8	3.2
Excess tax benefit from stock-based compensation	(4.5)	(9.0)
Unrealized loss (gain) on derivatives	21.9	(9.0)
Gain on sale of phosphate business	(747.1)	—
Loss on disposal of property, plant and equipment and non-core assets	0.1	2.3
Undistributed earnings of affiliates - net	(11.4)	(4.2)
Changes in:
Accounts receivable - net	32.2	(25.4)
Inventories - net	(112.3)	(109.8)
Accrued income taxes	279.9	(81.8)
Accounts payable and accrued expenses	67.4	73.5
Customer advances	356.8	317.9
Other - net	20.4	51.2
Net cash provided by operating activities	750.0	678.7
Investing Activities:
Additions to property, plant and equipment	(392.4)	(152.8)
Proceeds from the sale of property, plant and equipment and non-core assets	1.3	3.3
Proceeds from sale of phosphate business	1,353.6	—
Deposits to restricted cash funds	(505.0)	(45.3)
Withdrawals from restricted cash funds	5.7	—
Other - net	5.8	(1.9)
Net cash provided by (used in) investing activities	469.0	(196.7)
Financing Activities:
Proceeds from long-term borrowings	1,494.2	—
Financing fees	(15.7)	—
Purchase of treasury stock	(781.8)	(500.1)
Dividends paid on common stock	(55.2)	(25.2)
Distributions to noncontrolling interests	(9.6)	(16.7)
Issuances of common stock under employee stock plans	9.4	4.6
Excess tax benefit from stock-based compensation	4.5	9.0
Other	(43.0)	—
Net cash provided by (used in) financing activities	602.8	(528.4)
Effect of exchange rate changes on cash and cash equivalents	(2.4)	(18.2)
Increase (decrease) in cash and cash equivalents	1,819.4	(64.6)
Cash and cash equivalents at beginning of period	1,710.8	2,274.9
Cash and cash equivalents at end of period	$3,530.2	$2,210.3

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NITROGEN SEGMENT DATA

	Three months ended
	March 31,
	2014	2013
	(in millions, except as noted)
Net sales	$987.5	$1,097.6
Cost of sales	553.2	450.0
Gross margin	$434.3	$647.6

Gross margin percentage	44.0%	59.0%

Tons of product sold (in thousands)	3,018	2,996

Sales volumes by product (tons in thousands)
Ammonia	577	334
Granular urea	578	643
UAN	1,451	1,636
AN	218	208
Other nitrogen products	194	175

Average selling prices (dollars per ton)
Ammonia	$472	$600
Granular urea	374	410
UAN	276	329
AN	266	264

Cost of natural gas (dollars per MMBtu) (1)	$4.34	$3.57

Average daily market price of natural gas Henry Hub (dollars per MMBtu)	$5.05	$3.49

Depreciation and amortization	$94.6	$82.2
Capital expenditures	$374.1	$135.5

Production volume by product (tons in thousands)
Ammonia (2)	1,800	1,826
Granular urea	546	644
UAN (32%)	1,549	1,673
AN	210	227

(1)              Includes gas purchases and realized gains and losses on gas derivatives.

(2)              Gross ammonia production including amounts subsequently upgraded on-site into urea and/or UAN.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

PHOSPHATE SEGMENT DATA

	Three months ended
	March 31,
	2014	2013
	(in millions, except as noted)
Net sales	$145.1	$238.9
Cost of sales	136.6	211.4
Gross margin	$8.5	$27.5

Gross margin percentage	5.9%	11.5%

Tons of product sold (in thousands)	428	495

Sales volumes by product (tons in thousands)
DAP	317	412
MAP	111	83

Domestic vs. export sales (tons in thousands)
Domestic	162	382
Export	266	113

Average selling prices (dollars per ton)
DAP	$335	$477
MAP	349	511

Depreciation, depletion, and amortization (1)	$—	$15.4
Capital expenditures	$16.3	$14.6

Production volume by product (tons in thousands)

Hardee Phosphate Rock Mine
Phosphate rock	786	850

Plant City Phosphate Fertilizer Complex
Sulfuric Acid	551	650
Phosphoric acid as P2O5 (2)	213	238
DAP/MAP	425	475

(1)             On March 17, 2014 we sold the phosphate mining and manufacturing business in Florida to The Mosaic Company pursuant to an Asset Purchase Agreement dated as of October 28, 2013. The assets and liabilities sold were classified as held for sale and we were no longer depreciating the amounts in property plant and equipment.

(2)             P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA and adjusted EBITDA:

EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation, depletion and amortization.  Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest. We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Adjusted EBITDA is defined as EBITDA less the pre-tax gain on the sale of the phosphate business completed in March 2014.  We use adjusted EBITDA as a supplemental financial measure in the comparison of year-over-year performance.

	Three months ended
	March 31,
	2014	2013
	(in millions)
Net earnings attributable to common stockholders	$708.5	$406.5
Interest expense (income) - net	39.8	37.0
Income taxes	413.2	107.4
Depreciation, depletion and amortization	105.3	107.1
Less: other adjustments	(7.1)	(6.6)

EBITDA	$1,259.7	$651.4

Less: Pre-tax gain on sale of the phosphate business	(747.1)	—

Adjusted EBITDA	$512.6	$651.4

Reconciliation of net earnings to adjusted net earnings and adjusted net earnings per share:

Adjusted net earnings is defined as net earnings attributable to common stockholders less the after-tax gain on sale of the phosphate business completed in March 2014.  We use adjusted net earnings attributable to common stockholders and adjusted net earnings per share attributable to common stockholders as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended
	March 31,
	2014	2013
	(in millions, except per share amounts)
Net earnings attributable to common stockholders	$708.5	$406.5
Less: After-tax gain on sale of the phosphate business	(461.0)	—

Adjusted net earnings attributable to common stockholders	$247.5	$406.5

Net earnings per share attributable to common stockholders
Diluted	$12.90	$6.47

Adjusted net earnings per share attributable to common stockholders
Diluted	$4.51	$6.47

Weighted average common shares outstanding
Diluted	54.9	62.8

Notes:

Net earnings for the three months ended March 31, 2014 includes a $461.0 million net of tax gain on the sale of the phosphate business.  EBITDA for the three months ended March 31, 2014 includes a $747.1 million pre-tax gain on sale of the phosphate business.

Net earnings and EBITDA for the three months ended March 31, 2014 include a $22.6 million mark-to-market loss on natural gas derivatives and a $0.9 million gain on foreign currency derivatives.

Net earnings for the three months ended March 31, 2013 include a $20.6 million net benefit  resulting from the utilization of net operating losses (NOLs) from periods prior to the company’s initial public offering (IPO).  EBITDA for the three months ended March 31, 2013 include a $55.2 million non-operating expense to record the liability payable to the company’s pre-IPO owners for the NOL carry-forward settlement.

Net earnings and EBITDA for the three months ended March 31, 2013 include a $22.5 million mark-to-market gain on natural gas derivatives and a $11.8 million loss on foreign currency derivatives.